UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 9, 2006

AGILE SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27071	77-0397905
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6373 San Ignacio Avenue

San Jose, California 95119-1200

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:

(408) 284-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 9, 2006, at a meeting of the Compensation Committee (the “Committee”) of the Board of Directors of Agile Software Corporation (the “Company”), the Committee approved an executive bonus plan (the “Bonus Plan”) for the Company’s principal officers, including its executive officers, for the fiscal year ending April 30, 2007 (“FY07”). A description of the Bonus Plan is attached hereto as Exhibit 99.1 and incorporated herein by reference. Under the Bonus Plan, each participating officer has an assigned target bonus level. Depending on corporate performance and individual performance, each officer may earn between zero and 187.5% of his or her target bonus level. Performance under the Bonus Plan is determined based on achievement of Company financial performance regarding revenue and earnings per share targets, Company metrics concerning customer satisfaction and individual performance metrics based upon both measurable goals and an overall performance evaluation.

The target bonus level for FY07 for each of the Named Executive Officers has not changed from their target bonus level for the Company’s executive bonus plan for the Company’s fiscal year ended April 30, 2006, as disclosed in Form 8-Ks filed by the Company on January 25, 2006 and March 1, 2006. The Named Executive Officers, Jay Fulcher (Chief Executive Officer), Carolyn Aver (Executive Vice President and Chief Executive Officer), Chris Wong (Executive Vice President, Product Strategy) and Thomas Tweitmeyer (Senior Vice President, Finance and Accounting), are each of the officers expected to be Named Executive Officers in the Company’s 2006 proxy statement.

The Company’s sales related officers, its Executive Vice President-North American Field Operations, Senior Vice President-International Operations and Senior Vice President-Cimmetry Systems, Inc., are expected to have bonus plans for FY07 that are based 20% on the above described Bonus Plan and 80% on financial metrics related to their respective areas of responsibility. Those metrics are expected to be tied to targets for two or more of the following: revenue, including license, professional services and maintenance revenue and contribution margin.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
99.1	Agile Software Corporation Executive Bonus Plan Fiscal Year 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2006	AGILE SOFTWARE CORPORATION

	By:	/s/ Carolyn V. Aver
Carolyn V. Aver,
Chief Financial Officer

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